Exhibit 10.61

November 7, 2006

Mr. Mark Barrenechea

Re:	Position on the Board of Directors of Rackable Systems, Inc. (“Rackable Systems”)

Dear Mark:

I am very happy to offer you a position on the Board of Directors of Rackable Systems (the “Board”).

All members of Rackable Systems’ Board receive an annual cash retainer of $35,000 paid quarterly. Additional cash retainers are paid to Board members who serve as chairman or members of Board committees.

In addition, upon appointment to the Board you will be granted a non-statutory stock option to purchase 30,000 shares of Rackable Systems’ common stock. This option will vest over a four year period commencing on the date of your appointment, with 1/48th vesting per month of service. In addition, all Board members are granted a stock option to purchase 10,000 shares of Rackable Systems’ common stock upon their re-election to Board at each year’s annual stockholders meeting.

Rackable Systems will also reimburse you for your travel expenses in attending Board and committee meetings.

If the terms of this letter are acceptable to you, please confirm to me your willingness to serve on Rackable Systems’ Board. Upon your agreement, I will submit your nomination to the Board for formal consideration. We look forward to your favorable reply.

Very truly yours,

RACKABLE SYSTEMS, INC.

By:	/s/ GARY GRIFFITHS
Gary Griffiths
Chairman Nominating and Corporate Governance Committee